Exhibit 99.1

Burgundy Technology Acquisition Corporation Announces the Separate Trading of Its Ordinary Shares and Warrants Commencing on October 8, 2020

New York, NY, Oct. 5, 2020 – Burgundy Technology Acquisition Corporation (the “Company”), which is co-founded and led by tech industry veterans Léo Apotheker and Jim Mackey, announced today that commencing on October 8, 2020, holders of the 34,500,000 units sold in the Company’s initial public offering may elect to separately trade the ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “BTAQU,” and the ordinary shares and warrants are expected to separately trade on Nasdaq under the symbols “BTAQ” and “BTAQW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A ordinary shares and warrants.

Mr. Apotheker, the former CEO of German software company SAP SE and The Hewlett-Packard Company, serves as Chairman and Co-CEO of the Company. Mr. Mackey, who previously worked as a Managing Director, Chairman of Software, Technology Investment Banking team at Citigroup and held senior leadership roles at SAP SE, OpenText and BlackBerry, serves as Co-CEO and CFO. The Company is formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on public and private opportunities in the technology sector, particularly companies in enterprise software or technology-enabled services.

Mizuho Securities USA LLC acted as the global coordinator and sole book-running manager for the offering. I-Bankers Securities, Inc. acted as co-manager.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Mizuho Securities USA LLC, Attention: Equity Capital Markets, 1271 Avenue of the Americas, New York 10020; Telephone: 212-205-7600.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) on August 26, 2020. Copies of the registration statement and prospectus are available on the SEC’s website, www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact

Jim Mackey

Chief Financial Officer

Burgundy Technology Acquisition Corporation

jim.mackey@burgundytechnology.com

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